EXHIBIT 99.1

Donegal Group Inc. Announces First Quarter 2012 Results

MARIETTA, Pa., April 18, 2012 (GLOBE NEWSWIRE) -- Donegal Group Inc. (Nasdaq:DGICA) (Nasdaq:DGICB) today reported its financial results for the first quarter of 2012:

  Net income of $8.0 million for the first quarter of 2012, or almost four times the net income for the prior-year quarter, reflecting favorable underwriting results and net realized investment gains

  Operating income1 of $6.5 million for 2012, an increase from $2.0 million for the prior-year quarter

  8.1% increase in net premiums written, reflecting benefits of acquisition growth, organic growth and rate increases

  96.9% first quarter statutory combined ratio,1 improved from 99.1% for the prior-year quarter

  Book value per share of $15.28 at March 31, 2012, compared to $15.01 at December 31, 2011

	Three Months Ended March 31,
	2012	2011	% Change
	(dollars in thousands, except per share amounts)
Income Statement Data
Net premiums earned	$ 114,692	$ 103,795	10.5%
Investment income, net	5,090	5,230	-2.7
Realized gains	2,310	373	519.3
Total revenues	125,348	111,583	12.3
Net income	8,010	2,206	263.1
Operating income	6,509	1,960	232.1

Per Share Data
Net income – Class A (diluted)	$ 0.31	$ 0.09	244.4%
Net income – Class B	0.29	0.08	262.5
Operating income – Class A (diluted)	0.26	0.08	225.0
Operating income – Class B	0.24	0.07	242.9
Book value	15.28	14.96	2.1

1The "Definitions of Non-GAAP and Operating Measures" section of this release defines and reconciles data that the Company has not prepared in accordance with U.S. generally accepted accounting principles ("GAAP").

Donald H. Nikolaus, President and Chief Executive Officer of Donegal Group Inc., noted, "Our first quarter results represented a significant improvement, as we reported our highest level of quarterly earnings we have achieved over the past three years. Favorable underwriting results and realized investment gains contributed to our improved results. We attribute the slight decline in our investment income for the quarter to lower prevailing yields on investments."

Mr. Nikolaus added, "Our premium revenues rose due to growth in premiums we acquired, 11.2% organic growth in our commercial lines of business and the benefits of personal lines premium rate increases we implemented throughout 2011. The commercial lines organic growth represents a continuation of a trend that began in 2011. We believe this trend reflects the success of our efforts to increase our share of business within our existing independent agencies and to introduce commercial products in regions where we have acquired personal lines companies in the past several years. Further, we are seeing clear signs that the insurance market conditions in our operating regions are improving with rates stabilizing or firming across virtually all lines of business."

Mr. Nikolaus continued, "We reported an underwriting profit for the first quarter of 2012, as our underwriting results have begun to reflect the various initiatives we implemented during the past year, including re-inspection programs, re-underwriting of accounts with elevated loss ratios and increases in deductible requirements. We also benefited from mild winter weather conditions in our operating areas and a lower number of large fire losses during the quarter. We remain focused on underwriting profitability as our primary operating objective for 2012."

"With our first quarter of 2012 results beginning to demonstrate the positive impact of our underwriting initiatives, we believe that Donegal Group is well positioned to execute its long-term strategy of pursuing consolidation and acquisition opportunities, complementing those transactions with prudent organic growth and diversification and translating those initiatives into higher book value. We believe those strategies will help us to achieve our long-term objective to outperform the property and casualty insurance industry in terms of service, profitability and book value growth," Mr. Nikolaus concluded.

At March 31, 2012, the Company's book value per share was $15.28, up from $15.01 at December 31, 2011 and $14.96 at March 31, 2011.  The Company attributes the increase in book value from year-end to the first quarter's positive operating results.

Insurance Operations

Donegal Group is an insurance holding company with insurance subsidiaries offering personal and commercial property and casualty lines of insurance in four Mid-Atlantic states (Delaware, Maryland, New York and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), seven Southeastern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and eight Midwestern states (Indiana, Iowa, Michigan, Nebraska, Ohio, Oklahoma, South Dakota and Wisconsin). The insurance subsidiaries of Donegal Group conduct business together with Donegal Mutual Insurance Company as the Donegal Insurance Group.

	Three Months Ended March 31,
	2012	2011	% Change
	(dollars in thousands)
Net Premiums Written
Personal lines:
Automobile	$ 48,010	$ 46,289	3.7%
Homeowners	20,232	19,438	4.1
Other	3,639	3,388	7.4
Total personal lines	71,881	69,115	4.0
Commercial lines:
Automobile	12,860	11,331	13.5
Workers' compensation	18,653	14,951	24.8
Commercial multi-peril	16,425	15,249	7.7
Other	1,500	1,544	(2.8)
Total commercial lines	49,438	43,075	14.8
Total net premiums written	$ 121,319	$ 112,190	8.1%

The Company's net premiums written increased 8.1% in the first quarter of 2012, reflecting the 14.8% increase in commercial lines writings and 4.0% increase in personal lines writings. The $9.1 million increase in net premiums written for the quarter included:

  $2.7 million, or 2.4% of total net premiums written, related to a reduction in Michigan Insurance Company's ("MICO") quota-share reinsurance agreement with external reinsurers. MICO is an insurance subsidiary the Company acquired in December 2010. As a result of the favorable results MICO achieved in 2011, the Company executed a change to the MICO quota-share reinsurance agreement, effective January 1, 2012, to reduce the percentage of premiums MICO cedes to external reinsurers from 50% in 2011 to 40% in 2012 and thus increase the amount of premiums MICO retains.

  $4.8 million in commercial lines premiums, excluding the MICO quota-share reinsurance change, that were primarily attributable to new commercial accounts the Company's insurance subsidiaries wrote across their operating regions.

  $1.6 million in personal lines premiums, excluding the MICO quota-share reinsurance change, that primarily reflected the impact of premium rate increases implemented throughout 2011.

	Three Months Ended
	March 31,
	2012	2011
Statutory Combined Ratios
Personal Lines:
Automobile	106.9%	101.9%
Homeowners	95.5	105.4
Other	77.3	82.0
Total personal lines	101.6	101.8
Commercial Lines:
Automobile	92.9	91.5
Workers' compensation	93.7	95.8
Commercial multi-peril	88.2	102.2
Other	28.2	40.0
Total commercial lines	88.8	94.3
Total lines	96.9%	99.1%

GAAP Combined Ratios (Total Lines)
Loss ratio (non-weather)	62.3%	63.2%
Loss ratio (weather-related)	4.5	7.2
Expense ratio	32.4	33.2
Dividend ratio	0.2	0.2
Combined ratio	99.4%	103.8%

Mr. Nikolaus commented, "Although we incurred approximately $2.7 million of catastrophe losses from localized wind and hail events in Michigan, Tennessee and Virginia in the first quarter of 2012, our total weather-related losses of approximately $5.1 million for the quarter compared favorably to weather-related losses of approximately $7.5 million for the first quarter of 2011 and our prior-five-year average for first quarter weather-related losses of $6.6 million."

Net premiums earned for the first quarter of 2012 rose 10.5%, due primarily to increases in net premiums written during 2011 and 2012. Net premiums earned for the first quarter of 2011 reflected a $1.8 million reduction related to MICO acquisition accounting.

The Company's statutory combined ratio was 96.9% for the first quarter of 2012, compared to 99.1% for the first quarter of 2011.   The Company's statutory loss ratio1 of 66.4% for the first quarter of 2012 compared favorably to the Company's 69.4% statutory loss ratio for the first quarter of 2011. The improvement resulted from less severe winter weather claim activity and fewer large fire losses. Development of reserves for losses incurred in prior accident years was immaterial for the first quarter of 2012.

The Company's statutory expense ratio1 increased modestly to 30.3% for the first quarter of 2012, compared to 29.5% for the first quarter of 2011. The increase reflected higher underwriting-based incentive costs in the 2012 period as a result of improved underwriting profitability. The Company's other underwriting expenses for the prior year first quarter included approximately $700,000 related to MICO acquisition accounting, and the Company's GAAP expense ratio for the prior year first quarter reflected this additional expense.

Investment Operations

Donegal Group's investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, the Company had invested 93.0% of its consolidated portfolio in diversified, highly rated and marketable fixed-maturity investments at March 31, 2012.

	March 31, 2012		December 31, 2011
	Amount	%	Amount	%
	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$ 80,158	10.2%	$ 61,978	7.9%
Obligations of states and political subdivisions	449,848	57.5	455,843	58.0
Corporate securities	72,189	9.2	64,363	8.2
Residential mortgage-backed securities	125,879	16.1	122,904	15.7
Total fixed maturities	728,074	93.0	705,088	89.8
Equity securities, at fair value	4,392	0.6	7,438	0.9
Investments in affiliates	33,189	4.2	32,322	4.1
Short-term investments, at cost	16,826	2.2	40,461	5.2
Total investments	$ 782,481	100.0%	$ 785,309	100.0%

Average fixed-maturity yield	2.6%		2.8%
Average tax-equivalent fixed-maturity yield	3.6%		3.8%
Average fixed-maturity duration (years)	4.8		4.5

Net investment income decreased by 2.7% for the first quarter of 2012, reflecting lower average investment yields on the Company's invested assets. Net realized investment gains were $2.3 million for the first quarter of 2012, compared to $373,073 for the first quarter of 2011. The Company had no impairments it considered to be other than temporary in its investment portfolio in the first quarter of 2012 or 2011.

Commenting on the Company's investment operations, Mr. Nikolaus said, "Our investment income continues to demonstrate our strict adherence to a conservative investment policy. We invested a portion of our short-term investment holdings into higher-yielding fixed-income securities during the first quarter of 2012."

Mr. Nikolaus added, "Our net income for the first quarter of 2012 also included the benefit of $1.2 million in earnings from our equity investment in Donegal Financial Services Corporation, which owns Union Community Bank, a federal savings bank with 13 branch offices in Lancaster County, Pennsylvania, and $533.2 million in assets at December 31, 2011. Union Community Bank is the successor bank to the merger of Province Bank and Union National Community Bank in May 2011."

Definitions of Non-GAAP and Operating Measures

The Company prepares its consolidated financial statements on the basis of GAAP. The Company's insurance subsidiaries also prepare financial statements based on statutory accounting principles prescribed or permitted by state insurance regulators. In addition to using GAAP-based performance measurements, the Company also utilizes certain non-GAAP financial measures that it believes are valuable in managing its business and for comparison to its peers. These non-GAAP measures are operating income (loss) and statutory combined ratio.

Operating income (loss) is a non-GAAP financial measure commonly used by insurance investors. The Company defines operating income (loss) as net income (loss) excluding after-tax net realized investment gains or losses. Because the Company's calculation may differ from similar measures used by other companies, investors should exercise caution when comparing the Company's measure of operating income (loss) to that of other companies.

The following table provides a reconciliation of net income to operating income:

	Three Months Ended March 31,
	2012	2011	% Change
	(dollars in thousands, except per share amounts)
Reconciliation of Net Income to Operating Income
Net income	$ 8,010	$ 2,206	263.1%
Realized gains (after tax)	(1,501)	(246)	510.2%
Operating income	$ 6,509	$ 1,960	232.1%

Per Share Reconciliation of Net Income to Operating Income
Net income – Class A (diluted)	$ 0.31	$ 0.09	244.4%
Realized gains (after tax)	(0.05)	(0.01)	400.0%
Operating income – Class A	$ 0.26	$ 0.08	225.0%

Net income – Class B	0.29	$ 0.08	262.5%
Realized gains (after tax)	(0.05)	(0.01)	400.0%
Operating income – Class B	$ 0.24	$ 0.07	242.9%

Statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under statutory accounting. The statutory combined ratio is the sum of the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses to premiums earned; the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written and the statutory dividend ratio, which is the ratio of dividends to policyholders to premiums earned. The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Conference Call

The Company will hold a conference call and webcast on Wednesday, April 18, 2012, beginning at 11:00 A.M. Eastern Time. You may listen via the Internet by accessing the webcast link in the Investors area of the Company's web site at www.donegalgroup.com. A replay of the conference call will also be available via the Company's web site.

About the Company

Donegal Group is an insurance holding company. The Company's Class A common stock and Class B common stock trade on NASDAQ under the symbols DGICA and DGICB, respectively. As an effective acquirer of small to medium-sized "main street" property and casualty insurers, Donegal Group has grown profitably over the past 25 years. The Company continues to seek opportunities for growth while striving to achieve its longstanding goal of outperforming the industry in terms of service and profitability.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, business and economic conditions in the areas in which we operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the companies we may acquire from time to time and other risks we describe from time to time in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended March 31,
	2012	2011

Net premiums earned	$ 114,692	$ 103,795
Investment income, net of expenses	5,090	5,230
Net realized investment gains	2,310	373
Lease income	247	232
Installment payment fees	1,835	1,834
Equity income	1,174	119
Total revenues	125,348	111,583

Net losses and loss expenses	76,609	73,080
Amortization of deferred acquisition costs	17,881	16,992
Other underwriting expenses	19,247	17,447
Policyholder dividends	289	207
Interest	571	443
Other expenses	903	818
Total expenses	115,500	108,987

Income before income tax expense	9,848	2,596
Income tax expense	1,838	390

Net income	$ 8,010	$ 2,206

Net income per common share:
Class A - basic	$ 0.32	$ 0.09
Class A - diluted	$ 0.31	$ 0.09
Class B - basic and diluted	$ 0.29	$ 0.08

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A - basic	19,996,285	20,012,648
Class A - diluted	20,361,121	20,012,648
Class B - basic and diluted	5,576,775	5,576,775

Net written premiums	$ 121,319	$ 112,190

Book value per common share at end of period	$ 15.28	$ 14.96

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2012	2011
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$ 56,384	$ 58,490
Available for sale, at fair value	671,690	646,598
Equity securities, at fair value	4,392	7,438
Investments in affiliates	33,189	32,322
Short-term investments, at cost	16,826	40,461
Total investments	782,481	785,309
Cash	15,986	13,245
Premiums receivable	110,775	104,715
Reinsurance receivable	195,544	209,824
Deferred policy acquisition costs	37,264	36,425
Prepaid reinsurance premiums	108,904	106,450
Other assets	30,722	34,825
Total assets	$ 1,281,676	$ 1,290,793

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$ 430,650	$ 442,408
Unearned premiums	346,018	336,937
Accrued expenses	17,857	20,957
Borrowings under line of credit	54,500	54,500
Subordinated debentures	20,465	20,465
Other liabilities	21,260	32,075
Total liabilities	890,750	907,342
Stockholders' equity:
Class A common stock	208	208
Class B common stock	56	56
Additional paid-in capital	171,403	170,837
Accumulated other comprehensive income	22,452	23,533
Retained earnings	207,595	199,605
Treasury stock, at cost	(10,788)	(10,788)
Total stockholders' equity	390,926	383,451
Total liabilities and stockholders' equity	$ 1,281,676	$ 1,290,793
CONTACT: Jeffrey D. Miller
         Senior Vice President & Chief Financial Officer
         Phone: (717) 426-1931
         E-mail: jeffmiller@donegalgroup.com